Investor Quarterly Update

Second Quarter 2006 Results

•	Customer base expands to 51.7 million

•	Industry-leading performance in data services

•	Strong margin improvement and integration progress

•	New initiatives to enhance growth and profitability

•	Revises financial guidance

•	Announces buy-back of up to $6 billion of common stock over next 18 months

Inquiries should be directed to:

Media Relations

James Fisher

703-433-8677

james.w.fisher@sprint.com

Investor Relations

Kurt Fawkes

800-259-3755

Investorrelations@sprint.com

INDEX

Earnings Release	1-9
Consolidated Statements of Operations	10-11, 15
Condensed Consolidated Balance Sheets	13
Condensed Consolidated Cash Flow Information	14
Reconciliations	12,16-19
Operating Statistics	20
Notes to Financial Data	21

Sprint Nextel Reports Second Quarter 2006 Results

Second Quarter

Highlights

Wireless (pro forma)

•	Revenues of $8.5 billion increased 8% from second quarter of 2005

•	Adjusted Operating Income* of $693 million compares to $709 million in the year-ago period. This measure was partially impacted by increased amortization expense arising from affiliate acquisitions

•	Adjusted OIBDA* of $2.94 billion increased 11% from the year-ago period

Long Distance

•	Revenues were $1.6 billion, a 5% decrease year-over-year

•	Adjusted Operating Income* of $162 million increased 12% from the year-ago period

•	Adjusted OIBDA* of $275 million was 5% above the second quarter of 2005

Sprint Nextel Corp. (NYSE: S) today reported second quarter 2006 financial results.

For the quarter, diluted earnings per share (EPS) from continuing operations were 10 cents, compared to 22 cents per share for the second quarter of 2005. The year-ago results do not include the Nextel operations or the acquired PCS affiliates and results from Local have been classified as discontinued operations in all periods presented. In the current quarter, reported earnings include 19 cents of merger-related amortization expense and 3 cents of charges for special items. The year ago period includes charges for special items of 2 cents.

For the quarter, Adjusted EPS before Amortization*, which removes the effects of special items and merger related amortization expense, increased 7% to 32 cents per share versus pro forma Adjusted EPS before Amortization* of 30 cents in the year-ago period. These results reflect growth in Adjusted Operating Income Before Depreciation and Amortization (OIBDA)* for both the Wireless and Long Distance segments and lower net interest cost, partially offset by higher Wireless segment depreciation expense.

In the current quarter, the company reported consolidated revenue of $10.0 billion, an increase of 76 percent on a reported basis and 5 percent compared to pro forma revenues in the 2005 second quarter. Consolidated Adjusted OIBDA* of $3.2 billion increased 10 percent compared to the second quarter of 2005 pro forma results. In the quarter, the company reported strong sequential and year-over-year improvements in Adjusted OIBDA Margins* in both the Wireless and Long Distance segments. Year-to-date Consolidated Free Cash Flow* provided by continuing operations was $1.6 billion.

Second quarter Long Distance revenues were again better than expected, but Wireless revenue gains from a larger subscriber base and industry-leading demand for data services were offset by an increased number of customers adopting lower priced voice service plans and lower pre-paid pricing. In the quarter, Wireless retail net subscriber additions were 708,000 on strong pre-paid but lower post-paid performance. Wireless acquisition and revenue trends are expected to cause full-year net operating revenues and Adjusted OIBDA* to be below prior targets. Financial guidance has been revised to reflect these trends and to incorporate the Nextel Partners and UbiquiTel acquisitions.

“In the second quarter, our distinctive asset mix again produced consolidated revenue growth that exceeded rates posted by the other large cap telecom service providers,” said Gary Forsee, Sprint Nextel President and Chief Executive Officer. “In the period, we also had solid margin improvement, made good strides on merger and acquisition integration activities and produced strong cash flows. However, following the adoption of initiatives earlier this year to improve our customer credit mix and customer loyalty, we achieved higher quality post-paid additions in the quarter, but we did not meet our expectations on quantity. In addition, we had higher-than-anticipated migrations in our base to lower-priced service plans.

“As a result, we will produce slower growth in the near-term, and we have identified a series of actions that we will take to improve our competitiveness and accelerate value creation. These include:

•	Refining our target markets and adjusting credit policies to improve the quality of our customer base;

•	Creating a compelling marketing and branding message to highlight the advantages of our services and networks;

•	Introducing innovative services and products;

•	Restructuring our operations, including sales, service and distribution. Annual operating expense savings from these activities, which will be incremental to merger synergy savings, are expected to add 7 to 8 cents to annual EPS beginning in the second quarter of 2007; and

•	Continuing to invest in network assets, including the extension of the largest 3G broadband service to a population area of 200 million by year-end.

“In the year since we completed our merger, we have aggressively pursued our strategic focus on the mobility market, including completing the spin-off of our Local operations in the second quarter, closing several wireless acquisitions, achieving milestones on the integration of our iDEN and CDMA networks, planning for our 4G wireless network and establishing a partnership with cable companies for wireless and wireline services,” Forsee said.

“In total, these activities have consumed significant resources and have had an impact on our reported near-term profits. However, we believe that our shareholders will benefit over the long run from each of these efforts. With our strategic repositioning largely complete, including our Board’s recent approval of our 4G business case, we are now able to focus on creating value by providing direct returns to our shareholders,” said Forsee. “Reflecting our strong balance sheet and investment grade credit rating, substantial free cash flows and confidence in our future, I am pleased to announce that our Board of Directors has authorized common stock purchases through the open market of up to $6 billion over the next 18 months. At yesterday’s closing price, this level of investment would equate to approximately 10% of our shares outstanding.”

Editor’s Note:

In accordance with purchase accounting rules, Sprint Nextel’s 2005 reported results are comprised of Sprint’s stand-alone results prior to the Aug. 12, 2005, merger with Nextel Communications Inc., plus combined Sprint and Nextel results for the remainder of the year. Results from Sprint PCS affiliates acquired in 2005 and 2006 are included as of the date that the applicable acquisition was completed. At the end of the second quarter, Sprint Nextel completed the acquisition of Nextel Partners shares that it did not already own, and the acquired assets and liabilities are included in the Consolidated Balance Sheet. Through the second quarter of 2006 Sprint Nextel recognized equity income from its minority interest in Nextel Partners. Beginning in the third quarter the company will no longer recognize this equity income and full operating results will be included in the Statement of Operations.

In the second quarter of 2006, the company completed the spin-off of its Local operations (EMBARQ) and the results for each reported period reflect EMBARQ as discontinued operations. Effective with the date of the spin-off, certain revenues and profits associated with Long Distance customers within EMBARQ territories and general corporate overhead allocations have been revised from previous reporting formats. This had an immaterial impact on reported results.

To provide comparability with previously reported periods, Sprint Nextel also is providing pro forma Consolidated and Wireless results and certain other financial measures* for 2005 reporting periods. The pro forma results assume the merger of Sprint and Nextel occurred at the beginning of each 2005 reporting period and include the impact of conforming the accounting policies and both financial and non-financial measures of the two companies. The pro forma Consolidated and Wireless information excludes results of acquired affiliates prior to their respective acquisition close dates.

Consolidated

TABLE No. 1 Selected Unaudited Financial Data (in millions, except per share amounts) Diluted EPS below is from continuing operations.

	Quarter Ended June 30,		% Δ	Year-to-Date June 30,		% Δ
	2006	2005		2006	2005
As Reported Financial Data
Net operating revenues	$10,014	$5,677	76%	$20,088	$11,172	80%

Adjusted operating income*	865	805	8%	1,463	1,414	4%
Adjusted OIBDA*	3,219	1,569	105%	6,163	2,943	109%

Income from Continuing Operations	291	334	(13)%	455	553	(18)%

Diluted earnings per share	$0.10	$0.22	(55)%	$0.15	$0.37	(59)%

Capex	$1,359	$807	68%	$2,602	$1,314	98%

Free cash flow*	—	—		$1,590	$3,001	(47)%

Pro Forma Financial Data
Net operating revenues	$10,014	9,542	5%	$20,088	$18,687	7%
Adjusted operating income*	865	878	(2)%	1,463	1,470	(1)%
Adjusted OIBDA*	3,219	2,927	10%	6,163	5,540	11%

Diluted earnings per share	$0.10	$0.11	(10)%	$0.15	$0.15	—
Adjusted earnings per share before amortization*	$0.32	$0.30	7%	$0.57	$0.52	10%

Pro Forma Capex	$1,359	$1,708	(20)%	$2,602	$2,989	(13)%

The following is a discussion of Consolidated pro forma results.

•	Revenue growth in the quarter was due to an increase in revenue of the Wireless segment offset by lower Long Distance revenues.

•	The year-over-year decline in Adjusted Operating Income* was due to growth in Adjusted OIBDA* in Wireless and Long Distance, offset by higher depreciation and amortization expense.

•	Interest expense, net of interest income, was $282 million versus $340 million a year-ago and $310 million in the first quarter primarily due to higher interest rates on invested cash.

•	In the quarter, Sprint Nextel netted $6.3 billion in cash and transferred $665 million in debt to EMBARQ in connection with the spin-off.

•	In the quarter, the company paid $6.6 billion and assumed $1.2 billion of debt to acquire the 72% of Nextel Partners stock it did not already own.

•	In the quarter, a $3.2 billion term loan and almost $420 million of long term debt was repaid.

•	The effective tax rate for the quarter was 34.8% compared to 32.4% a year ago due to higher state income tax.

•	At the end of the quarter, Net Debt* was $17.9 billion.

Wireless

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended June 30,		% Δ	Year-to-Date June 30,		% Δ
	2006	2005		2006	2005
As Reported Financial Data
Net operating revenues	$8,524	$4,041	NM	$17,039	$7,908	NM
Adjusted operating income*	693	636	9%	1,157	1,084	7%
Adjusted OIBDA*	2,935	1,283	NM	5,622	2,376	NM

Capex[1]	$1,064	$678	57%	$2,135	$1,096	95%

Pro Forma Financial Data
Net operating revenues	$8,524	$7,910	8%	$17,039	$15,430	10%
Adjusted operating income*	693	709	(2)%	1,157	1,140	2%
Adjusted OIBDA*	2,935	2,641	11%	5,622	4,973	13%
Adjusted OIBDA margin*	37.6%	36.9%		36.3%	35.5%

Pro Forma Capex[1]	$1,064	$1,586	33%	$2,135	$2,778	23%

[1]	Capex includes re-banding capital

Discussion of the following Wireless results is on a pro forma basis.

•	In the quarter, Wireless added 708,000 retail subscribers including 210,000 post-paid and 498,000 prepaid customers under the Boost Mobile brand. With the purchase of Nextel Partners, the total base is 51.7 million, an increase of 17% from the year-ago period. In the past 12 months, organic growth in the total subscriber base was 5.2 million.

•	Total retail gross additions were approximately 3.8 million, compared to 3.5 million a year ago and 4.1 million in the first quarter. Post-paid gross additions were 2.7 million, a decline of 10% sequentially and 8% year-over-year. Sequentially, declining sub-prime credit gross additions offset increased prime credit additions.

•	Post-paid churn in the quarter was 2.1%, matching the first quarter of 2006. Boost churn was 6.0% in the quarter, versus a normalized rate of 5.4% in the first quarter.

•	Total operating revenues increased 8% compared to the year-ago period. Service revenues increased 9% due to a larger retail subscriber base from internal growth and acquisitions, offset by lower average revenue per user (ARPU) and lower wholesale and affiliate revenues.

•	Direct post-paid ARPU was under $62, a decline of 6% from a year ago and 1% sequentially. The annual decline is due to lower average monthly voice price plans and reduced overage charges offset by strong growth in data. About a third of the annual ARPU decline is attributable to acquisitions of affiliates. Sequentially, lower average monthly voice price plan revenues were partially offset by higher data revenues. Boost ARPU was under $34 in the quarter due to lower pricing and lower average usage, compared to $36 in the first quarter and $38 for the year-ago period.

•	Data service revenues increased nearly 70% compared to the year-ago period and contributed $7.25 to direct post-paid ARPU, compared to $7.00 in the first quarter. The company announced today that it will expand its 3G broadband wireless services to an area covering 200 million people by year end and that it will begin to deploy the next step in 3G technology beginning in the fourth quarter.

•	Adjusted OIBDA Margin* improved to 37.6% compared to 35.0% in the first quarter and 36.9% in the year-ago period, benefiting from a growing customer base and cost efficiencies offset by lower ARPU.

•	Cost of services increased 12% year-over-year due to a larger subscriber base, network expansion and deployment of broadband services. Selling, general and administrative expense was 2% higher than a year ago, but down 8% sequentially on lower marketing spending, reduced headcount and lower variable compensation cost. As a percentage of revenue, SG&A declined 170 basis points year-over-year and 260 basis points sequentially.

•	Year-to-date, Adjusted OIBDA* exceeded capital expenditures by $3.5 billion compared to $2.2 billion in the year-ago period.

Long Distance

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended June 30,		% Δ	Year-to-Date June 30,		% Δ
	2006	2005		2006	2005
Net operating revenues	$1,641	$1,722	(5)%	$3,310	$3,437	(4)%
Adjusted operating income*	162	145	12%	276	281	(2)%
Adjusted OIBDA*	275	262	5%	511	518	(1)%
Adjusted OIBDA margin*	16.8%	$15.2%		15.4%	15.1%

Capex	$200	$70	NM	$292	$135	NM

•	Strong enterprise demand for Multi-protocol Label Switching (MPLS) services contributed to a 22% annual increase in quarterly IP revenues.

•	Voice revenues declined 5% year-over-year due to lower consumer and enterprise revenues, offset by higher wholesale and affiliate revenues.

•	Legacy data revenues declined 13% year-over-year in the quarter as customers increasingly adopt IP-based services. Frame Relay and ATM declined at a double-digit rate, while Private Line declined at a single-digit rate.

•	At the end of the quarter Sprint Nextel was providing services to approximately 1.2 million cable telephony customers. The company announced today that it has significantly expanded its services agreement with Time Warner Cable.

•	The Adjusted OIBDA Margin* for Long Distance was 16.8%, compared to 15.2% in the year-ago period and 14.1% in the first quarter due to lower costs.

•	Total operating expenses declined 7% year-over-year and 5% sequentially. In the quarter, Long Distance incurred higher costs to support the cable efforts which were offset by lower selling, general and administrative expense due to lower headcount and variable compensation cost.

•	Year-to-date Adjusted OIBDA* exceeded capital expenditures by $219 million compared to $383 million in year-to-date 2005.

Forward-Looking Guidance

Sprint Nextel’s prior guidance did not include the Nextel Partners and UbiquiTel acquisitions. The following financial targets reflect these acquisitions effective July 1.

•	Full-year 2006 consolidated revenues are expected to be $41 billion to $41.5 billion, versus prior guidance of $41 billion or more. The revised guidance reflects lower revenues for Wireless, offset by expected revenues of $900 million to $1 billion from the Nextel Partners and UbiquiTel acquisitions.

•	Full-year Adjusted OIBDA* is targeted to be $12.6 billion to $12.9 billion, versus prior guidance of approximately $13 billion. The revised target reflects the contribution of approximately $400 million from Nextel Partners and UbiquiTel, offset by a lower contribution from Wireless. The full year Long Distance Adjusted OIBDA* contribution is targeted to be approximately $900 million.

•	Full-year merger and integration costs are expected to be approximately $600 million.

•	Full-year capital spending is targeted to be approximately $7 billion to $7.1 billion, inclusive of all capital spending and intangible investments associated with the iDEN network re-banding initiative.

*Financial Measures

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings per Share (EPS) is defined as income from continuing operations, before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as income from continuing operations, before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Net Income is defined as income (loss) from continuing operations before special items. Adjusted Net Income before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Operating Income is defined as operating income before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, restructuring and asset impairments, and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Long Distance. Although we have used substantially similar measures in the past, which we called “Adjusted EBITDA,” we now use the term Adjusted OIBDA and Adjusted OIBDA Margin to describe the measure we use as it more clearly reflects the elements of the measure. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net, from continuing operations. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

Safe Harbor

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the uncertainties related to the benefits of the Sprint-Nextel merger, including anticipated synergies and cost savings and the timing thereof;

•	the potential impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of certain of the third party affiliates, or PCS Affiliates, that provide wireless personal communications services, or PCS, under the Sprint® brand that we have acquired, and Nextel Partners, Inc., including the risk that these difficulties could prevent or delay Sprint Nextel’s realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that Sprint Nextel will be unable to continue to retain key employees;

•	the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for the services we provide and on Sprint Nextel’s ability to attract new customers and retain existing customers; and the overall demand for Sprint Nextel’s service offerings, including the impact of decisions of new subscribers between Sprint Nextel’s post-paid and prepaid services offerings and between Sprint Nextel’s two network platforms; and the impact of new, emerging and competing technologies on Sprint Nextel’s business;

•	the impact of overall wireless market penetration on Sprint Nextel’s ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•	the costs and business risks associated with providing new services and entering new markets, including with respect to Sprint Nextel’s development of new services expected to be provided using the next generation broadband wireless network that we plan to deploy;

•	the impact of any adverse change in the ratings afforded Sprint Nextel’s debt securities by ratings agencies;

•	the ability of Wireless to continue to grow and improve profitability;

•	the ability of Long Distance to achieve expected revenues;

•	the effects of mergers and consolidations in the communications industry and unexpected announcements or developments from others in the communications industry;

•	the uncertainties related to Sprint Nextel’s investments in networks, systems, and other businesses, including investments required in connection with Sprint Nextel’s planned deployment of the next generation wireless network;

•	the uncertainties related to the implementation of Sprint Nextel’s business strategies, including those relating to whether the actions that Sprint Nextel plans to take to improve competitiveness and accelerate value creation will be successful in achieving those goals and the related cost savings;

•	unexpected results of litigation filed against Sprint Nextel;

•	no significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for the iDEN network;

•	the impact of adverse network performance, including any performance issues resulting from reduced network capacity and other adverse impacts resulting from the reconfiguration of the 800 Megahertz band used to operate the iDEN network, as contemplated by the Federal Communications Commission’s Report and Order, released in August 2004 and supplemented thereafter;

•	the costs of compliance with regulatory mandates, particularly requirements related to the Federal Communications Commission’s Report and Order and deployment of enhanced 911 services on the iDEN network;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	the inability of third parties to perform to Sprint Nextel’s requirements under agreements related to Sprint Nextel’s business operations;

•	one or more of the markets in which Sprint Nextel competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint Nextel has no control; and

•	other risks referenced from time to time in Sprint Nextel’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005, as amended, in Part I, Item 1A, “Risk Factors.”

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of communications services bringing mobility to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international walkie-talkie capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (a)

(millions, except per share data)

TABLE No. 4

	Quarter Ended		Year-to-Date
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net Operating Revenues	$10,014	$5,677	$20,088	$11,172

Operating Expenses
Costs of services and products	3,995	2,559	8,044	5,056
Selling, general and administrative (1) (includes $113, $27, $189 & $27 of merger and integration)	2,913	1,576	6,070	3,200
Restructuring and asset impairments (2)	40	32	78	31
Depreciation	1,396	760	2,804	1,522
Amortization	958	4	1,896	7

Total operating expenses	9,302	4,931	18,892	9,816

Operating Income	712	746	1,196	1,356
Interest expense	(399)	(270)	(793)	(559)
Interest income	117	42	201	71
Discount on early retirement of debt	7	—	8	—
Equity in (losses) earnings of unconsolidated subsidiaries	(19)	—	1	(10)
Other, net (3)	28	15	83	25

Income from continuing operations before income taxes	446	533	696	883
Income tax expense	(155)	(199)	(241)	(330)

Income from continuing operations	291	334	455	553
Discontinued operations, net (4)	79	266	334	519

Net Income	370	600	789	1,072
Preferred stock dividends paid	—	(1)	(2)	(3)

Earnings Available to Common Shareholders	$370	$599	$787	$1,069

Diluted Earnings Per Common Share	$0.12	$0.40	$0.26	$0.71
Discontinued Operations	(0.03)	(0.18)	(0.11)	(0.35)

Diluted Earnings Per Common Share from Continuing Operations	$0.10	$0.22	$0.15	$0.37

Diluted weighted average common shares	3,002.9	1,498.3	2,997.0	1,496.5

Basic Earnings Per Common Share	$0.12	$0.40	$0.26	0.72

(a)	Results for each of the periods reflected include the results of Nextel from the date of Sprint-Nextel merger and of each of the acquired PCS Affiliates from the date of acquisition.
(b)	Earnings per share may not add due to rounding.

(1), (2), (3), (4) See accompanying Notes to Financial Data on page 21.

Sprint Nextel Corporation

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(millions, except per share data)

TABLE No. 5

	Quarter Ended		Year-to-Date
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net Operating Revenues	$10,014	$9,542	$20,088	$18,687

Operating Expenses
Costs of services and products	3,995	3,782	8,044	7,425
Selling, general and administrative (includes $113, $62, $189 & $72 of merger and integration) (1)	2,913	2,895	6,070	5,794

Restructuring and asset impairments (2)	40	32	78	31
Depreciation	1,396	1,228	2,804	2,427
Amortization	958	821	1,896	1,643

Total operating expenses	9,302	8,758	18,892	17,320

Operating Income	712	784	1,196	1,367
Interest expense	(399)	(393)	(793)	(805)
Interest income	117	53	201	88
Discount (premium) on early retirement of debt	7	—	8	(37)
Equity in (losses) earnings of unconsolidated subsidiaries	(19)	22	1	29
Other, net (3)	28	18	83	30

Income from continuing operations before income taxes	446	484	696	672
Income tax expense	(155)	(157)	(241)	(218)

Income from Continuing Operations	291	327	455	454
Discontinued operations, net (4)	79	266	334	519
Net Income	370	593	789	973

Earnings Available to Common Shareholders	$370	$592	$787	$970

Diluted Earnings Per Common Share (a)
Diluted earnings per share	$0.12	$0.20	$0.26	$0.33
Discontinued Operations	(0.03)	(0.09)	(0.11)	(0.18)
Special items	0.03	0.02	0.04	0.03

Adjusted EPS * (a)	$0.12	$0.13	$0.19	$0.18

Diluted weighted average common shares	3,002.9	2,950.1	2,997.0	2,947.5

(a)	Earnings per share data may not add due to rounding.

(1), (2), (3), (4) See accompanying Notes to Financial Data on page 21.

Pro forma consolidated statements of operations have been presented as if the Sprint-Nextel merger occurred at the beginning of each 2005 period presented. Because the merger occurred in the third quarter 2005, the second quarter and the year-to-date 2006 results reflect actual combined results. The pro forma results do not include the results of any acquired PCS Affiliate prior to the dates of their respective acquisitions because they do not significantly affect reported results.

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(millions, except per share data)

TABLE No. 6

	As Reported				Pro Forma (c)
	Quarter Ended		Year-to-Date		Quarter Ended		Year-to-Date
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Earnings Available to Common Shareholders	$370	$599	$787	$1,069	$370	$592	$787	$970
Preferred stock dividends paid	—	1	2	3	—	1	2	3

Net Income (Loss)	370	600	789	1,072	370	593	789	973
Discontinued operations, net	(79)	(266)	(334)	(519)	(79)	(266)	(334)	(519)

Income from Continuing Operations	291	334	455	553	291	327	455	454
Special items (net of taxes) (a)
Restructuring and asset impairments	23	20	46	19	23	20	46	19
Merger and integration expense	69	17	115	17	69	38	115	44
Net gains on investment activities	(8)	—	(40)	—	(8)	—	(40)	—
(Discount) Premium on early retirement of debt	(5)	—	(5)	—	(5)	—	(5)	22

Adjusted Net Income*	$370	$371	$571	$589	$370	$385	$571	$539

Amortization (net of taxes)	577	2	1,141	4	577	493	1,141	987

Adjusted Net Income before Amortization*	$947	$373	$1,712	$593	$947	$878	$1,712	$1,526

Diluted Earnings Per Share	$0.12	$0.40	$0.26	$0.71	$0.12	$0.20	$0.26	$0.33
Discontinued operations	(0.03)	(0.18)	(0.11)	(0.35)	(0.03)	(0.09)	(0.11)	(0.18)

Earnings Per Share from Continuing Operations	$0.10	$0.22	$0.15	$0.37	$0.10	$0.11	$0.15	$0.15
Special items	0.03	0.02	0.04	0.02	0.03	0.02	0.04	0.03

Adjusted Earnings Per Share* (b)	$0.12	$0.25	$0.19	$0.39	$0.12	$0.13	$0.19	$0.18

Amortization (net of taxes)	0.19	0.00	0.38	0.00	0.19	0.17	0.38	0.34

Adjusted Earnings Per Share before Amortization *(b)	$0.32	$0.25	$0.57	$0.39	$0.32	$0.30	$0.57	$0.52

(a)	See accompanying Notes to Financial Data for more information on special items.
(b)	Earnings per share data may not add due to rounding.
(c)	Pro forma consolidated information has been presented as if the Sprint Nextel merger occurred at the beginning of 2005. The 2006 periods reflect actual results.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(millions)

TABLE No. 7

	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$3,613	$8,903
Marketable securities	712	1,763
Restricted cash	1,124	93
Accounts receivable, net	4,197	4,166
Inventories	1,053	776
Deferred tax asset	1,137	1,789
Prepaid expenses and other current assets	779	686
Assets of discontinued operations	—	916

Total current assets	12,615	19,092

Investments	145	2,543
Property, plant and equipment, net	24,120	23,329
Intangible assets, net	60,655	49,307
Other assets	716	632
Assets of discontinued operations	—	7,857

Total	$98,251	$102,760

Liabilities and Shareholders’ Equity
Current liabilities
Accounts Payable	$2,985	$3,562
Accrued expenses and other	4,625	4,622
Current portion of long-term debt and capital lease obligations	3,186	5,045
Liabilities of discontinued operations	—	822

Total current liabilities	10,796	14,051

Long-term debt and capital lease obligations	20,115	19,969
Deferred income taxes	10,067	10,405
Postretirement and other benefit obligations	497	1,385
Other liabilities	2,764	2,753
Liabilities of discontinued operations	—	2,013

Total liabilities	44,239	50,576

Redeemable preferred stock	—	247

Shareholders’ equity
Common stock	5,895	5,846
Other shareholders’ equity	48,117	46,091

Total shareholders’ equity	54,012	51,937

Total	$98,251	$102,760

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited) (a)

(millions)

TABLE No. 8

For the Year-to-Date Period Ended	June 30, 2006	June 30, 2005
Operating Activities
Net income	$789	$1,072
Discontinued operations, net	(334)	(519)
Depreciation and amortization	4,700	1,529
Deferred income taxes	193	564
Proceeds from communications towers lease transactions	—	1,195
Other, net	(711)	111

Net cash provided by continuing operations	4,637	3,952
Net cash provided by discontinued operations	882	934

Net cash provided by operating activities	5,519	4,886

Investing Activities
Cash paid for capital expenditures	(2,913)	(1,314)
Proceeds from spin-off of Embarq, net of cash transferred	1,821	—
Proceeds from sale of Embarq notes	4,447	—
Dividends received from discontinued operations	194	542
Business acquisitions, net of cash acquired	(9,755)	—
Proceeds from maturities and sales of marketable securities, net	1,037	(85)
Change in restricted cash	(892)	—
Proceeds from sales of assets and investments	157	211
Purchases of licenses and other, net	(335)	(17)

Net cash used in investing activities by continuing operations	(6,239)	(663)
Net cash used in investing activities by discontinued operations	(342)	(337)

Net cash used in investing activities	(6,581)	(1,000)

Financing Activities
Payments on debt, net	(3,963)	(1,015)
Retirement of redeemable preferred stock	(247)	—
Dividends paid	(150)	(373)
Proceeds from issuance of common stock	326	106
Other, net	—	27

Net cash used in financing activities by continuing operations	(4,034)	(1,255)
Net cash provided by (used in) financing activities by discontinued operations	(194)	(582)

Net cash provided by (used in) financing activities	(4,228)	(1,837)

Change in cash and equivalents	(5,290)	2,049

Cash and equivalents at beginning of period	8,903	4,176

Cash and equivalents at end of period	$3,613	$6,225

(a)	This statement is comprised of Sprint’s stand-alone results in 2005, prior to the Sprint Nextel merger.

Results from PCS Affiliates acquired in 2006 are included beginning at each PCS Affiliate’s acquisition close date.

Sprint Nextel Corporation

PRO FORMA WIRELESS STATEMENTS OF OPERATIONS (Unaudited)

(millions)

TABLE No. 9

	Quarter Ended		Year-to-Date
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net Operating Revenues
Service	$7,596	$6,929	$15,083	$13,544
Equipment	724	757	1,554	1,436
Wholesale, affiliate and other	204	224	402	450

Total	8,524	7,910	17,039	15,430

Operating Expenses
Cost of services	1,798	1,604	3,557	3,114
Cost of equipment	1,282	1,204	2,622	2,400
Selling, general and administrative	2,509	2,461	5,238	4,943
Restructuring and asset impairments	33	19	61	21
Depreciation	1,284	1,111	2,569	2,190
Amortization	958	821	1,896	1,643

Total operating expenses	7,864	7,220	15,943	14,311

Operating Income	$660	$690	$1,096	$1,119

NON-GAAP MEASURES AND RECONCILIATIONS

Operating Income	$660	$690	$1,096	$1,119
Special items:
Restructuring and asset impairments	33	19	61	21

Adjusted Operating Income *	$693	$709	$1,157	$1,140
Depreciation and amortization	2,242	1,932	4,465	3,833

Adjusted OIBDA *	$2,935	$2,641	$5,622	$4,973

Operating Income Margin (1)	8.5%	9.6%	7.1%	8.0%
Adjusted OIBDA Margin *	37.6%	36.9%	36.3%	35.5%

(1)	Operating Income Margin percentage excludes wireless equipment revenue.

Pro forma consolidated statements of operations have been presented as if the Sprint Nextel merger occurred at the beginning of each period presented. Because the merger occurred in the third quarter of 2005, the second quarter and year-to-date 2006 reflect actual results. The pro forma results do not include the results of any acquired PCS Affiliate prior to the dates of their respective acquisitions because they do not significantly affect reported results.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 10

For the Quarter Ended June 30, 2006	Consolidated	Wireless	Long Distance	Corporate & Eliminations
Operating Income (loss)	$712	$660	$155	$(103)
Special items (a)
Restructuring and asset impairments	40	33	7	—
Merger and integration expense	113	—	—	113

Adjusted Operating Income*	865	693	162	10
Depreciation and amortization	2,354	2,242	113	(1)

Adjusted OIBDA*	3,219	2,935	275	9
Capital expenditures	1,359	1,064	200	95

Adjusted OIBDA* less Capex	$1,860	$1,871	$75	$(86)

For the Quarter Ended June 30, 2005	Consolidated	Wireless	Long Distance	Corporate & Eliminations
Operating Income (loss)	$746	$617	$132	$(3)
Special items (a)
Restructuring and asset impairments	32	19	13	—
Merger and integration expense	27	—	—	27

Adjusted Operating Income*	805	636	145	24
Depreciation and amortization	764	647	117	—

Adjusted OIBDA*	1,569	1,283	262	24
Capital expenditures	807	678	70	59

Adjusted OIBDA* less Capex	$762	$605	$192	$(35)

For the Quarter Ended June 30, 2005	Pro forma Consolidated	Pro forma Wireless	Long Distance	Corporate & Eliminations
Operating Income (loss)	$784	$690	$132	$(38)
Special items (a)
Restructuring and asset impairments	32	19	13	—
Merger and integration expense	62	—	—	62

Adjusted Operating Income*	878	709	145	24
Depreciation and amortization	2,049	1,932	117	—

Adjusted OIBDA*	2,927	2,641	262	24
Capital expenditures	1,708	1,586	70	52

Adjusted OIBDA* less Capex	$1,219	$1,055	$192	$(28)

For the Quarter Ended March 31, 2006	Consolidated	Wireless	Long Distance	Corporate & Eliminations
Operating Income (loss)	$484	$436	$104	$(56)
Special items (a)
Restructuring and asset impairments	38	28	10	—
Merger and integration expense	76	—	—	76

Adjusted Operating Income*	598	464	114	20
Depreciation and amortization	2,346	2,223	122	1

Adjusted OIBDA*	2,944	2,687	236	21
Capital expenditures	1,243	1,071	92	80

Adjusted OIBDA* less Capex	$1,701	$1,616	$144	$(59)

(a)	See accompanying Notes to Financial Data for more information on special items.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 11

For the Six Months Ended June 30, 2006	Consolidated	Wireless	Long Distance	Corporate & Eliminations
Operating income (loss)	$1,196	$1,096	$259	$(159)
Special items (a)	267	61	17	189

Adjusted operating income*	1,463	1,157	276	30
Depreciation and amortization	4,700	4,465	235	—

Adjusted OIBDA*	$6,163	$5,622	$511	$30
Capital expenditures	2,602	2,135	292	175

Adjusted OIBDA* less Capex	$3,561	$3,487	$219	$(145)

For the Six Months Ended June 30, 2005	Consolidated	Wireless	Long Distance	Corporate & Eliminations
Operating income (loss)	$1,356	$1,063	$271	$22
Special items (a)	58	21	10	27

Adjusted operating income (loss)*	1,414	1,084	281	49
Depreciation and amortization	1,529	1,292	237	—

Adjusted OIBDA*	$2,943	$2,376	$518	$49

For the Six Months Ended June 30, 2005	Pro forma Consolidated	Pro forma Wireless	Long Distance	Corporate & Eliminations
Operating income (loss)	$1,367	$1,119	$271	$(23)
Special items (a)	103	21	10	72

Adjusted Operating Income*	1,470	1,140	281	49
Depreciation and amortization	4,070	3,833	237	—

Adjusted OIBDA*	5,540	4,973	518	49
Capital expenditures	2,989	2,778	135	76

Adjusted OIBDA* less Capex	$2,551	$2,195	$383	$(27)

(a)	See accompanying Notes to Financial Data for more information on special items.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No.12

	Quarter Ended		Year-to-date
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Wireless Pro Forma
Adjusted OIBDA*	$2,935	$2,641	$5,622	$4,973
Service, wholesale, affiliate and other net operating revenues	7,800	7,153	15,485	13,994
Adjusted OIBDA margin*	37.6%	36.9%	36.3%	35.5%

Operating income	$660	$690	$1,096	$1,119
Operating income margin	8.5%	9.6%	7.1%	8.0%

Long Distance
Adjusted OIBDA*	$275	$262	$511	$518
Total net operating revenues	1,641	1,722	3,310	3,437
Adjusted OIBDA margin*	16.8%	15.2%	15.4%	15.1%

Operating income	$155	$132	$259	$271
Operating income margin	9.4%	7.7%	7.8%	7.9%

Consolidated Pro Forma
Adjusted OIBDA*	$3,219	$2,927	$6,163	$5,540
Total net operating revenues	10,014	9,542	20,088	18,687
Adjusted OIBDA margin*	32.1%	30.7%	30.7%	29.6%

Operating income	$712	$784	$1,196	$1,367
Operating income margin	7.1%	8.2%	6.0%	7.3%

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS

(millions)

TABLE No. 13

	Year-to-Date
	June 30, 2006	June 30, 2005
Adjusted OIBDA*	$6,163	$2,943
Adjust for special items	(267)	(58)
Proceeds from communications towers lease transactions	—	1,195
Other operating activities, net (a)	(1,259)	(128)
Capital expenditures	(2,913)	(1,314)
Dividends paid	(150)	(373)
Proceeds from sales of assets	157	211
Other investing activities, net	(141)	525

Free Cash Flow*	1,590	3,001
Decrease in debt, net	(3,963)	(1,015)
Retirement of redeemable preferred stock	(247)	—
Proceeds from spinoff of Embarq, net proceeds from the sale of Embarq notes	6,268	—
Discontinued operations activity, net (b)	346	15
Purchase of PCS Affiliates, Nextel Partners and Velocita, net of cash acquired	(9,755)	—
Change in restricted cash	(892)
Investments in debt securities, net	1,037	(85)
Proceeds from common stock issued	326	106
Other financing activities, net	—	27

Change in cash and equivalents - GAAP	$(5,290)	$2,049

TABLE No.14

June 30, 2006
Total Debt	$23,301
Less: Cash on hand	(3,613)
Less: Restricted Cash	(1,124)
Less: Current marketable securities	(712)

Net Debt*	$17,852

(a)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income (loss).
(b)	Discontinued operations activity, net includes $6.6 billion from the issuance of long-term debt.

Sprint Nextel Corporation

OPERATING STATISTICS

TABLE No. 15

	1Q06	2Q06	YTD 2006
Wireless
Financial and Other Statistics

Direct Post-Paid Subscribers
Service revenue (in millions)	$7,175	$7,259	$14,434
ARPU	$62	$62	$62
Churn	2.1%	2.1%	2.1%
Additions (in thousands) (1)	563	210	773
End of period subscribers (in thousands) (2)	39,103	41,405	41,405
Hours per subscriber	17	17	17

Direct Pre-Paid Subscribers
Service revenue (in millions)	$312	$337	$649
ARPU	$36	$34	$35
Churn (4)	5.4%	6.0%	5.7%
Additions (in thousands)	502	498	1,000
End of period subscribers (in thousands) (3)	3,127	3,625	3,625

Wholesale Subscribers
Additions (in thousands)	228	(31)	197
End of period subscribers (in thousands)	5,382	5,351	5,351

Affiliate Subscribers
Additions (in thousands) (1)	45	27	72
End of period subscribers (in thousands)	1,256	1,283	1,283

Number of cell sites on air	55,000	57,000	57,000

Adjusted OIBDA* (5)	$2,687	$2,935	$5,622
Service, wholesale, affiliate and other net operating revenues	$7,685	$7,800	$15,485
Adjusted OIBDA* margin	35.0%	37.6%	36.3%

(1)	Direct post-paid and affiliate net subscriber additions for the first quarter 2006 have been reflected before transfers from the affiliate subscriber base totaling 1,605,000.
Direct post-paid additions for the second quarter 2006 have been reflected before acquisitions of subscribers from Nextel Partners totaling 2,092,000.
(2)	Direct post-paid end of period subscribers reflect a decrease in the first quarter and year-to-date 2006 due to a reclassification of 42,000 employee phone rate plans from revenue-generating to non-revenue-generating.
(3)	Direct prepaid end of period subscribers for the first quarter 2006 and year-to-date 2006 reflect a beginning balance adjustment of 59,000 subscribers to exclude prepaid subscribers acquired from affiliates in the third and fourth quarters 2005.
(4)	Represents prepaid churn normalized for a change in the first quarter 2006 in the treatment of low-balance customers.
(5)	See Tables 11 and 12 for Adjusted OIBDA* reconciliation.

Long Distance

Financial and Other Statistics (dollars in millions, except where stated)

Total Long Distance Net Operating Revenues	$1,669	$1,641	$3,310
Voice net operating revenue	$1,009	$1,003	$2,012
Data net operating revenue	$375	$366	$741
Internet net operating revenue	$225	$217	$442
Other net operating revenue	$60	$55	$115

Total Operating Expenses	$1,565	$1,486	$3,051
Costs of services and products	$1,098	$1,085	$2,183
Selling, general and administrative	$335	$281	$616
Depreciation	$122	$113	$235
Amortization	$—	$—	$—
Restructuring and asset impairments	$10	$7	$17
Operating income (loss)	$104	$155	$259
Operating income margin	6.2%	9.4%	7.8%

Adjusted OIBDA*	$236	$275	$511
Adjusted OIBDA* margin	14.1%	16.8%	15.4%

YOY voice volume growth	10%	8%	7%

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)	In the second quarter 2006, we recorded merger and integration costs of $113 million (pre-tax). All merger costs were related to the Sprint-Nextel merger and the acquisition of PCS Affiliates. Merger and integration costs are considered to be non-recurring in nature, and have been reflected as unallocated corporate costs and therefore excluded from segment results.

(2)	In the second quarter 2006, we recorded restructuring and asset impairment charges of $40 million (pre-tax), which consists of approximately $17 million of expensed restructuring costs for work force reductions and lease termination charges, and $23 million of asset impairments primarily related to the abandonment of various assets including certain cell sites under construction. Restructuring and asset impairment charges are allocated to the appropriate segment results.

(3)	In the second quarter 2006, we recorded aggregate gains on sale of equity investments of $12 million which increased net income by approximately $8 million.

(4)	In May 2006 we entered into a separation and distribution agreement with Embarq Corporation, which consists primarily of the business that we had reported as the Local segment in our consolidated financial statements in prior periods, and, at the time, was a wholly owned subsidiary, and on May 17, 2006, we completed the spin off of Embarq. The results of the discontinued operations (net of tax), have been reclassified out of the operating results as of the first day of each period presented.